Exhibit 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director, Public Relations	Andrew Lacko, Senior Director of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6992 or andrew.lacko@bestbuy.com

Lisa Hawks, Director, Public Relations	Wade Bronson, Director of Investor Relations
(612) 291-6150 or lisa.hawks@bestbuy.com	(612) 291-5693 or wade.bronson@bestbuy.com

Best Buy Reports First-Quarter Diluted EPS of $0.36

Q1 adjusted diluted EPS is $0.42 excluding restructuring charges;

Company achieves significant market share gains during quarter

First-Quarter Performance Summary

	Three Months Ended
	May 30, 2009	May 31, 2008
Revenue	$10,095	$8,990
Comparable store sales % change [1]	(6.2)%	3.7%
Gross profit as % of revenue	25.3%	23.7%
SG&A as % of revenue	21.9%	20.6%
Operating income	$296	$277
Operating income as % of revenue	2.9%	3.1%
Adjusted operating income [2]	$348	$277
Adjusted operating income as % of revenue[2]	3.4%	3.1%
Net earnings	$153	$179
Diluted EPS	$0.36	$0.43
Adjusted diluted EPS[2]	$0.42	$0.43

1 Comprised of revenue at stores, call centers and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage change excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods.

2 See the supplemental schedules, titled “Reconciliation of Non-GAAP Financial Measures,” attached to this news release for a reconciliation of diluted EPS and adjusted diluted EPS, as well as other non-GAAP financial measures presented herein.

MINNEAPOLIS, June 16, 2009 — Best Buy Co., Inc. (NYSE: BBY), a leading retailer of consumer electronics, today reported net earnings of $153 million, or $0.36 per diluted share, for its fiscal first quarter ended on May 30, 2009. Net earnings declined by 15-percent compared with $179 million, or $0.43 per diluted share, for the prior-year period.

The company also reported that restructuring charges impacted net earnings by $25 million, or $0.06 per diluted share, in its fiscal first quarter. These charges arose from previously announced actions related to store operating model changes in the domestic segment and corporate restructuring in Best Buy Europe. Excluding these charges, adjusted net earnings of $178 million, or $0.42 per diluted share, declined slightly when compared to the previous year’s period. Analysts surveyed by First Call on average expected Best Buy’s fiscal first quarter earnings per diluted share to be $0.34, excluding restructuring charges. A reconciliation of adjusted net earnings, adjusted diluted earnings per share and other non-GAAP financial measures for the fiscal first-quarter are presented in the supplemental schedule attached to this news release.

“We believe the success of our company is based on our ability to build relationships with customers around the world,” said Brian Dunn, president and COO of Best Buy, who becomes CEO on June 24, 2009. “That begins with engaged employees, with a clear picture of how they can contribute to our story. Regardless of the environment we find ourselves in, we know that our people will continue to be our key point of differentiation in helping Best Buy grow. We believe this was the driving force behind our better-than-expected results in the first quarter.”

First Quarter Brings Domestic Market Share Gains and Improved Gross Profit Rate

During the first quarter of fiscal 2010, Best Buy’s revenue increased 12 percent to $10.1 billion, compared with revenue of $9.0 billion for the first quarter of fiscal 2009. The revenue increase reflected the inclusion of Best Buy Europe’s revenue and gains from the net addition of 185 net new stores in the past 12 months. Revenue gains were partially offset by a comparable store sales decline of 6.2 percent and the unfavorable impact of foreign currency fluctuations. The company noted that while traffic trends showed less volatility in the fiscal quarter, domestic comparable store sales declines were highest during the month of May as the company faced difficult comparisons versus the impact of government stimulus checks issued in the prior year. The company had previously indicated that it anticipates comparable store sales declines to be greater during the fiscal first half of the year than the second half.

The domestic segment’s fiscal first-quarter revenue totaled $7.5 billion, an increase of nearly one percent versus the prior-year period. Growth from the net addition of 115 stores in the past 12 months was partially offset by a comparable store sales decline of 4.9 percent. The comparable store sales decline for the fiscal quarter was driven by a reduction in customer traffic and an essentially flat average ticket and reflected decreases in gaming, digital cameras, appliances and movies, partially offset by gains in notebook computers, mobile phones and repair services. The company noted that comparable store sales in flat-panel televisions were essentially flat versus the prior year as unit increases offset declines in the average selling price. These results were slightly ahead of the company’s expectations for the quarter.

The company said it believes its domestic segment market share gains accelerated in the quarter, growing nearly 200 basis points for the three months ending Apr. 30. Best Buy’s domestic revenue increased while revenue for the domestic consumer electronics industry declined by the low double-digits. These better-than-expected market share gains were led by notebook computers, flat-panel televisions, digital imaging and mobile phones. Market share gains accelerated in March and April as the company realized benefits from changes in the competitive environment as well as from transitions to new product models accomplished earlier than its competition.

The international segment’s fiscal first-quarter revenue increased 67 percent from the prior year’s period to $2.6 billion. The revenue increase was driven by the inclusion of revenue from Best Buy Europe as well as the net addition of 70 stores (of which 45 were small-format locations in Europe) over the past 12 months. Partially offsetting these gains was the negative impact of foreign currency fluctuations and a comparable store sales decline of 13.9 percent. Excluding the addition of Best Buy Europe and the negative impact of fluctuations in foreign currency exchange rates, the international segment’s revenue declined approximately 9 percent versus the prior year period. Canada reported a low-double-digit decline in comparable store sales as customer traffic slowed in the period due to continued macro economic weakness.  The company’s China operations, which are reported on a two-month lag, experienced a low-double-digit decrease in comparable store sales driven by continued weakness in the Chinese economy.

The enterprise gross profit rate for the fiscal first quarter was 25.3 percent of revenue, compared with 23.7 percent of revenue for the prior-year period. The 160-basis-point increase was driven by the inclusion of Best Buy Europe, which predominantly features sales of higher-margin mobile phones and a 70-basis-point increase in the domestic segment’s gross profit rate. The domestic business achieved a higher gross profit rate in several key categories including digital imaging, home theater, computers and services due to promotional effectiveness and lower transition markdowns. Also aiding the gross profit rate were reductions in freight and logistics costs in part from lower fuel prices versus the prior year.  Partially offsetting these improvements was an unfavorable mix shift toward notebook computers. Mix improvements from increased sales of mobile phones began to moderate as the company anniversaries the roll-out of Best Buy Mobile in the previous year.

Company Reports Disciplined Expense Management and Operating Margin Results

Best Buy’s selling, general and administrative expense (SG&A) rate increased to 21.9 percent of revenue for the fiscal first quarter, compared with 20.6 percent of revenue for the prior year’s fiscal first quarter. The inclusion of Best Buy Europe’s higher-cost operating model and de-leverage on the comparable store sales decline drove most of the increase. Partially offsetting these increases were reductions in spending on discretionary projects and corporate payroll. The company also experienced a reduction in advertising expense during the fiscal quarter, some of which will be offset in the balance of the fiscal year. Excluding Best Buy Europe and other fiscal 2009 acquisitions, the company reported that SG&A spending in the fiscal quarter was essentially flat versus the prior year period, consistent with its expectations.

For the quarter, Best Buy reported adjusted operating income of $348 million, or 3.4% of revenue. The domestic segment reported fiscal first-quarter adjusted operating income of $328 million, an increase of $51 million, compared with the prior year’s fiscal first quarter. The resulting 70-basis point improvement in the domestic segment’s adjusted operating income rate reflected the improvement in the gross profit rate and strong cost controls that held the SG&A rate essentially flat despite the 4.9 percent decline in comparable stores sales.

The company’s international segment generated $20 million in adjusted operating income for the fiscal first quarter, an increase of $20 million versus the prior year period. Included in these results is approximately $20 million related to amortization expense of intangible assets related to acquired tradenames and customer relationships in Best Buy Europe. The improvement in the international segment’s adjusted operating income rate reflected a 570-basis-point increase in the gross profit rate, partially offset by a 500-basis-point increase in the SG&A rate.

“Though we are never pleased to report a decline in comparable store sales, we are pleased to see areas of strength across the business,” said Bob Willett, CEO-International.  “Our European business grew revenue in the fiscal first quarter and continued to show market share gains in the U.K. pre-pay market. In China, we saw gross profit rate improvement year-over-year and are beginning to recognize the benefits of our investments in infrastructure as we deployed new capabilities in the country. We remain focused on what matters most to us — helping our global customers navigate the connected world.”

Company Maintains Fiscal 2010 Guidance

Jim Muehlbauer, Best Buy’s executive vice president of finance and CFO, said, “Our first quarter results reflect strong execution of our strategy in a difficult consumer environment.  Once again, our teams grew market share and improved the gross profit rate while maintaining a disciplined approach to expense management.” Muehlbauer added, “We are pleased to report that the year is off to a good start and we remain focused on delivering our annual earnings guidance of $2.50 to $2.90 per diluted share, excluding restructuring charges. Given the limited visibility to consumer spending in the back half of the year, along with the fact that a majority of the company’s earnings are derived from the holiday selling season, it’s prudent to maintain our original guidance at this point. We remain focused on executing on our strategic priorities, growing our market share and continuing to invest for future growth opportunities.”

Strategic Highlights

Best Buy’s future growth plans and strategies revolve around four key business priorities.  These four priorities represent business opportunities where Best Buy believes it can utilize the current economic climate to accelerate its strong position and take greater advantage of the eventual economic recovery.  Progress made against these priorities during the quarter included:

•                  Grow Market Share. The company estimated that as of Apr. 30, 2009, its domestic market share grew year over year by nearly 200 basis points. This significant increase reflected the impact of competitors’ store closings, new store openings, solid store execution and strength in rapidly changing product categories such as notebook computers, mobile phones and flat-panel TVs, where Best Buy transitioned to new products faster than the competition.

•                  International Growth.  The international segment continued to grow its overall footprint, opening five large-format stores in China and Canada during the first fiscal quarter.  In Canada, the company continued to strengthen the mobile phone business through the roll-out of the Best Buy Mobile value proposition across Best Buy and Future Shop brands, with 36 store-within-a-store locations. In Europe, the company had success in evolving the traditional mobile phone product mix to include mobile broadband and notebook computers into the small-box stores. In addition, the 30 mid-size “Wireless World” stores further expanded the customer proposition by embracing gaming and extended notebook computer offerings combined with Geek Squad support. The company has identified four big-box sites in the U.K. and remains committed to opening its first large-format stores in that country in the spring of calendar 2010.  Despite the challenging economic environment, Best Buy Europe delivered fiscal first quarter revenue growth driven by a 12 percent growth in total connections.  Best Buy remains on track to open approximately 20 large-format stores internationally during fiscal 2010.

•                  Connected Digital Solutions. Best Buy continued to connect customers to a digital lifestyle. During the fiscal first quarter, the company continued to see strong revenue and growth in mobile phones as a result of the expansion of Best Buy Mobile. The company increased its estimated domestic market share in mobile phones by approximately 100 basis points during the fiscal quarter.  Furthermore, the company announced a new product offer through its Napster brand giving customers access to enhanced digital downloads.

•                  Efficient and Effective Enterprise. The company continued to limit spending and focus investments on growth opportunities. Fiscal first quarter SG&A dollars, excluding fiscal 2009 acquisitions, were flat versus the prior-year period as the company reduced discretionary project spending, and corporate overhead, and adjusted its retail operating model. However, Best Buy continued to make prudent investments in store openings in under-served markets and in international infrastructure.

On May 7, 2009, the company paid a dividend of 14 cents per share, or $58 million in the aggregate, which was an 8-percent increase compared with the dividend per share paid in the prior year’s first quarter.  Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Time (9 a.m. Central Time) on June 16, 2009. The call is expected to be available on its Web site both live and after the call at www.BestBuy.com.

More details regarding historical store counts, square footage and fiscal 2010 annual guidance are available on the company’s Web site under “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements  include the following: general economic conditions, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions and integration challenges relating to new ventures.  A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on April 29, 2009. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

With operations in the United States, Canada, Europe, China and Mexico, Best Buy is a multinational retailer of technology and entertainment products and services with a commitment to growth and innovation. The Best Buy family of brands and partnerships collectively generates more than $45 billion in annual revenue and includes brands such as Best Buy; Audiovisions; The Carphone Warehouse; Future Shop; Geek Squad, Jiangsu Five Star; Magnolia Audio Video; Napster; Pacific Sales; The Phone House; and Speakeasy. Approximately 155,000 employees apply their talents to help bring the benefits of these brands to life for customers through retail locations, multiple call centers and Web sites, in-home solutions, product delivery and activities in its communities. Community partnership is central to the way business is done at Best Buy. In fiscal 2009, Best Buy donated a combined $33.4 million to improve the vitality of the communities where its employees and customers live and work. For more information about Best Buy, visit www.bestbuy.com.

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BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

	Three Months Ended
	May 30, 2009	May 31, 2008
Revenue	$10,095	$8,990
Cost of goods sold	7,538	6,857
Gross profit	2,557	2,133
Gross profit %	25.3%	23.7%
Selling, general and administrative expenses	2,209	1,856
SG&A %	21.9%	20.6%
Restructuring charges	52	—
Operating income	296	277
Operating income %	2.9%	3.1%
Other income (expense):
Investment income and other	9	21
Interest expense	(23)	(13)
Earnings before income tax expense and equity in loss of affiliates	282	285
Income tax expense	126	106
Effective tax rate	45.0%	37.1%
Equity in loss of affiliates	—	(1)
Net earnings including noncontrolling interests [1]	156	178
Net (earnings) loss attributable to noncontrolling interests [1]	(3)	1
Net earnings attributable to Best Buy Co., Inc. [1]	$153	$179

Earnings per share attributable to Best Buy Co., Inc.
Basic	$0.37	$0.44
Diluted[2]	$0.36	$0.43

Dividends declared per Best Buy Co., Inc. common share	$0.14	$0.13

Weighted average Best Buy Co., Inc. common shares outstanding (in millions)
Basic	415.2	411.4
Diluted[2]	425.7	423.4

[1]

Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements, was adopted effective March 1, 2009. Among other things, the standard changed the presentation format and certain captions of the consolidated statements of earnings and condensed consolidated balance sheets.

[2]

The calculation of diluted earnings per share assumes the conversion of our convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $1.4 and $1.5 for the three months ended May 30, 2009 and May 31, 2008, respectively.

– Balance Sheets Follow –

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	May 30,	May 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$535	$1,475
Short-term investments	8	68
Receivables	1,427	533
Merchandise inventories	5,486	5,005
Other current assets	954	652
Total current assets	8,410	7,733
Net property & equipment	4,184	3,456
Goodwill	2,296	1,085
Tradenames	167	98
Customer relationships	305	4
Equity and other investments	421	529
Other assets	431	326
TOTAL ASSETS	$16,214	$13,231

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,996	$4,697
Accrued liabilities	2,289	1,821
Short-term debt	1,017	469
Current portion of long-term debt	54	40
Total current liabilities	8,356	7,027
Long-term liabilities	1,236	880
Long-term debt	1,121	650
Shareholders’ equity	5,501	4,674
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$16,214	$13,231

Certain amounts have been reclassified to conform to the current presentation.   In addition, with the adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, noncontrolling interests, previously reported as minority interests, were reclassified to shareholders’ equity.

– Appendix Follows –

Segment Results and Revenue Mix

Domestic Performance Summary

(U.S. dollars in millions)

	Three Months Ended
	May 30, 2009	May 31, 2008
Revenue	$7,525	$7,453
Comparable store sales % change	(4.9)%	3.5%
Gross profit as % of revenue	25.1%	24.4%
SG&A as % of revenue	20.7%	20.7%
Operating income	$303	$277
Operating income % of revenue	4.0%	3.7%
Adj. operating income[1]	$328	$277
Adj. operating income % of revenue[1]	4.4%	3.7%

International Performance Summary

 (U.S. dollars in millions)

	Three Months Ended
	May 30, 2009	May 31, 2008
Revenue	$2,570	$1,537
Comparable store sales % change	(13.9)%	4.7%
Gross profit as % of revenue	26.0%	20.3%
SG&A as % of revenue	25.3%	20.3%
Operating income (loss)	$(7)	$0
Operating income % of revenue	(0.3)%	0.0%
Adj. operating income[1]	$20	$0
Adj. operating income % of revenue[1]	0.8%	0.0%

1 A reconciliation of operating income to adjusted operating income (in dollars and as a percentage of revenue) and other non-GAAP financial measures for the fiscal 2010 first quarter are presented in the supplemental schedules attached to this news release, titled “Reconciliation of Non-GAAP Financial Measures.”

Domestic Category Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	May 30, 2009	May 31, 2008	May 30, 2009	May 31, 2008
Consumer Electronics	37%	39%	(7.6)%	(0.6)%
Home Office	35%	31%	9.5%	9.3%
Entertainment Software	15%	18%	(20.6)%	8.2%
Appliances	5%	6%	(20.1)%	(10.6)%
Services	7%	6%	1.7%	5.0%
Other	1%	<1%	n/a	n/a
Total	100%	100%	(4.9)%	3.5%

BEST BUY CO., INC.

RECONCILIATION OF  NON-GAAP FINANCIAL MEASURES

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(IN MILLIONS, EXCEPT PER SHARE DATA)

The following information provides reconciliations of non-GAAP financial measures presented in the accompanying news release to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

As used in the accompanying news release, the company defines adjusted operating income, adjusted net earnings and adjusted diluted earnings per share for the periods presented as its reported operating income, net earnings and diluted earnings per share for those periods calculated in accordance with GAAP adjusted to exclude the effects of restructuring charges, which occurred in the first quarter of fiscal 2010.

These non-GAAP financial measures provide the company and investors with an understanding of the company’s operating income, net earnings and diluted earnings per share adjusted to exclude the effect of the charges described above.  These non-GAAP financial measures assist the company and investors in making a ready comparison of the company’s operating income, net earnings and diluted earnings per share for its fiscal quarter ended May 30, 2009, against the company’s results for the respective prior period and against recent, published analysts’ estimates of the company’s diluted earnings per share for those periods that did not include the effect of such charges.

The following table reconciles operating income, net earnings and diluted earnings per share for the fiscal quarter ended May 30, 2009 (GAAP financial measures) to adjusted operating income, adjusted net earnings and adjusted diluted earnings per share (non-GAAP financial measures).

	Three Months
	Ended
	May 30, 2009
	$	% of Revenue
Domestic
Operating income	$303	4.0%
Restructuring charges	25	0.4%
Adjusted operating income	$328	4.4%

International
Operating income	$(7)	-0.3%
Restructuring charges	27	1.1%
Adjusted operating income	$20	0.8%

Enterprise
Operating income	$296	2.9%
Restructuring charges	52	0.5%
Adjusted operating income	$348	3.4%

Enterprise
Net earnings	$153
After-tax impact of restructuring charges	25
Adjusted net earnings	$178

Diluted EPS	$0.36
Per share impact of restructuring charges	0.06
Adjusted diluted EPS	$0.42

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